Exhibit 10.1

26601 W. Agoura Road
Calabasas, California 91302 USA
Tel: 877.FOR.IXIA
Fax: 818.871.1805
www.ixiacom.com

Via E-Mail

August 8, 2014

CONFIDENTIAL

Bethany Mayer

Dear Bethany,

On behalf of Ixia (“Ixia” or the “Company”), I am pleased to offer you employment as President and Chief Executive Officer (“CEO”) of the Company under the terms and conditions set forth in this letter. As CEO, you will report directly to Ixia’s Board of Directors and will have such duties and responsibilities as are set forth in Ixia’s Bylaws, as amended, and as may be delegated to you from time to time by the Board of Directors. You will be principally responsible for managing the day-to-day operations of Ixia and for developing and implementing Ixia’s business plans and strategic and tactical goals. You agree to devote your full-time attention and best efforts to the performance and discharge of your duties and responsibilities and to perform and discharge such duties and responsibilities faithfully, diligently and to the best of your abilities.

Your targeted start date will be on or around October 1, 2014 (“Start Date”). You will work and your principal office will be located at Ixia’s headquarters in Calabasas, California.

Upon the commencement of your employment with Ixia, you will also be appointed as a member of Ixia’s Board of Directors.

Your starting annual base salary will be $650,000, subject to applicable withholdings, and will be payable in accordance with Ixia’s payroll policies as in effect from time to time. Your base salary will be reviewed on an annual basis commencing in 2016 at such time as the base salaries of the other executive officers of the Company are reviewed, and any adjustment to your base salary will be effective at the same time as the adjustments (if any) to the base salaries of the other executive officers are effective.

For 2014, you will be guaranteed a cash bonus in the amount of $500,000, subject to applicable withholdings, which will be paid to you on or before December 31, 2014. This bonus payment is in the nature of a sign-on bonus and is intended to partially replace the Hewlett Packard (“HP”) compensation value you have indicated that you are foregoing by joining Ixia. This bonus payment will be in lieu of your participation in any Ixia senior officer bonus plan or other bonus plan approved by Ixia’s Board of Directors for 2014 or other bonuses paid to the Company’s senior officers for services rendered in 2014 and, other than the equity-based sign-on bonus provided for below, will be the only bonus you are eligible to receive in 2014.

In order to further compensate you for the HP compensation value you will forego by joining Ixia, Ixia will provide a cash payment to you in an amount which is equal to the in-the-money value of the HP equity awards that are currently held by you and are unvested on the date on which your employment at HP terminates and that would have normally vested between September 19, 2014 and December 31, 2014 had you remained an employee of HP during that period. The share price that will be used to calculate the in-the-money value of such awards will be the closing sales price of a share of HP common stock on the date that your employment with HP terminates (if such date is not a trading day, then the share price that will be used will be the closing sales price of a share of HP common stock on the first trading day following the date on which your employment with HP terminates).

The above-described equity-based bonus will also be in the nature of a sign-on bonus and will be paid within five calendar days after the commencement of your employment with Ixia. If, at any time prior to October 1, 2015, you voluntarily terminate your employment as CEO of Ixia or you are terminated by Ixia for “Cause” (as defined in Ixia’s 2009 Officer Severance Plan (As Amended and Restated effective January 1, 2009), as amended (the “2009 OSP”), a copy of which has been previously provided to you), then you will be required and agree to promptly repay to Ixia a pro-rata portion of such bonus. For purposes of determining the pro rata portion you will be required to repay to Ixia in the event that you voluntarily terminate your employment as CEO or are terminated by Ixia for Cause, you will be treated as having earned one-twelfth of your equity-based bonus for each full calendar month that you are employed by Ixia as CEO following your Start Date. For example, if you terminate your employment at any time during the fifth calendar month following your Start Date (i.e., in February 2015), then you will be required to reimburse the Company for eight-twelfths of the bonus. If, however, you are involuntarily terminated by Ixia without Cause during, or you leave employment with Ixia after, September 30, 2015, then no repayment will be required.

You will be eligible to participate in the Company’s 2015 Senior Officer Bonus Plan, on such terms as approved by the Ixia Board of Directors in its reasonable sole discretion, with a target bonus opportunity of 100% (i.e., $650,000) of your 2015 annual base salary if Ixia achieves 100% of the Company’s 2015 “financial targets” (i.e., its revenue and adjusted operating income targets as defined in such Bonus Plan), and a maximum bonus opportunity of up to 200% (i.e., $1,300,000) of such 2014 annual base salary if the Company reaches its maximum financial targets for 2015.

As a new employee, you will be eligible to participate in Ixia’s benefit programs (e.g., medical, dental, life insurance, etc.), which are generally available to the Company’s executive officers. In addition, as CEO you will be designated as an “Eligible Officer” under the 2009 OSP. You will also be offered the opportunity to participate in Ixia’s Employee Stock Purchase Plan and 401(k) Plan upon your satisfaction of the eligibility requirements for such Plans.

As part of your compensation package, I will recommend that the Compensation Committee of the Company’s Board of Directors grant to you, within 30 days following your Start Date, under the Company’s Second Amended and Restated 2008 Equity Incentive Plan (the “Plan”), nonstatutory stock options (“NSOs”) to purchase 700,000 shares of Ixia Common Stock. The exercise price of the Options will be equal to the closing sales price of Ixia Common Stock on the date on which the Options are granted. The Options will vest and become exercisable with respect to 175,000 shares on the one-year anniversary of your Start Date and, with respect to the remaining 525,000 shares subject thereto, will vest and become exercisable cumulatively, in 12 equal quarterly installments commencing on the last day of the first full calendar quarter following the initial vesting date of the Options (i.e., commencing December 31, 2015 assuming a start date of October 1, 2014), as long as you remain an employee of the Company.

The Options will be subject in all respects to the terms and provisions of the Plan and the Stock Option Agreement evidencing the grant of the Options. The Options will expire, to the extent previously unexercised, upon the earlier of seven years following the date of grant or 90 days after you cease to be an employee of the Company. In addition to the foregoing principal terms, the Options will include such other terms and conditions as are customarily included in options granted to employees of the Company.

The Company expects that the annual equity incentive awards to you in 2015 will be in the range of 300,000 to 400,000 “option equivalents,” with the specific award mix of equity incentives to be determined by the Compensation Committee in its sole discretion at the time of grant. For reference, the Company’s most recent mix of annual equity grants to executive officers consisted of 25% time-vested restricted stock units (“RSUs”), 25% time-vested stock options, and 50% performance-based grants. For years subsequent to 2015, the Company expects to make annual equity grants to you that are aligned with Company practice and in a peer market range for a CEO position.

We understand that you will maintain your home in the Bay Area and purchase or rent a home in the Calabasas area. Ixia will agree to reimburse you for up to 20 roundtrip flights (Business Select) on Southwest Airlines to and from Southern California per year (subject to any applicable withholding). Except as set forth in the prior sentence, Ixia will not reimburse you for any relocation or commuting expenses.

As a condition of commencing your employment with Ixia, you will be required to sign Ixia's standard “Confidentiality and Non-Disclosure Agreement and Assignment of Rights” (a copy of which is enclosed herewith). In addition, due to immigration law requirements, it will be necessary for you to complete an Employee Eligibility Form (I-9). In connection therewith, we will need appropriate identification as set out on page two of the Employee Eligibility Form (I-9).

As with every Ixia employee, you reserve the right to terminate your employment at any time, and we reserve the right in our discretion to terminate your employment with immediate effect, for any reason or no reason, and without any liability for compensation or damages; provided, however, that if during the first 12 months of your employment you voluntarily terminate your employment or you are terminated for Cause, you will be required to repay Ixia a portion of your equity-based sign-on bonus as provided above. We hope, however, that this will be a long and mutually beneficial relationship. Our offer is expressly subject to our completion and receipt of satisfactory background reference checks on you which we expect to complete within the next week.

This letter, and the documents referenced herein, contain our entire understanding with respect to your employment with Ixia and supersede all prior or contemporaneous representations, promises, discussions or agreements with respect to the subject matter hereof, whether written or oral, and whether made to you or with you by any employee, director or officer of, or any other person affiliated with, Ixia or any actual or perceived agent thereof. Ixia reserves the right to make reasonable minor changes to the terms and conditions of employment of all its employees (including you); such changes shall be notified by way of a general notice to all employees and shall take effect from the date of the notice (unless such other effective date is specified in the notice). Subject thereto, the provisions of this letter may be amended, modified, supplemented or waived only by a writing specifically identifying this letter and signed by you and by myself or the Chairman of the Ixia Board of Directors on behalf of Ixia. If you have any questions about the meaning of any of the terms or provisions included herein, please let me know at your earliest convenience.

This letter and the rights and obligations of the parties hereto shall be governed and construed under the laws of the State of California.

Bethany, we believe that Ixia can provide you with a meaningful opportunity for professional growth and financial return. We look forward to working with you and believe that you can make a very significant, positive contribution to the success of Ixia. Our Company offers you an opportunity to put your experience, abilities, dedication, energy and creativity to excellent use. Welcome to the team!

Please acknowledge your acceptance of this offer prior to August 14, 2014 by signing and dating a copy of this letter where indicated below and sending (i) a pdf copy of the signed agreement to me by email (errol@ixiacom.com) and (ii) the original signed copy to me at Ixia, 26601 W. Agoura Road, Calabasas, California 91302.

Sincerely,

/s/ Errol Ginsberg

Errol Ginsberg

Chairman of the Board

Acknowledged and Accepted:

/s/ Bethany Mayer               Date: August     13   , 2014

Bethany Mayer

Via E-Mail August 15, 2014 CONFIDENTIAL Bethany Mayer

Dear Bethany,

The purpose of this letter is to memorialize an amendment to that certain employment offer letter from Ixia dated August 8, 2014, pursuant to which Ixia offered you the positions of President and Chief Executive Officer of Ixia (the “Offer Letter”). By signing below, you and Ixia acknowledge and agree that the first sentence of the sixth paragraph (which begins, “In order to further compensate you for the HP compensation value . . .”) of the Offer Letter is deleted in its entirety and replaced with the following sentence:

“In order to further compensate you for the HP compensation value you will forego by joining Ixia, Ixia will provide a cash payment to you in an amount that is equal to the in-the-money value of the HP equity awards that are held by you on August 15, 2014, that are unvested on the date on which your employment at HP terminates, and that would have vested between September 17, 2014 and December 31, 2014 had you remained an employee of HP during that period.”

Except as expressly set forth above in this letter, the terms set forth in the Offer Letter shall remain unchanged.

If you agree with the foregoing, please sign this letter in the space provided below and return the original signed copy to me at: Ixia, 26601 W. Agoura Road, Calabasas, California 91302.

Sincerely,

/s/ Errol Ginsberg

Errol Ginsberg

Chairman of the Board

Acknowledged and Accepted:

/s/ Bethany Mayer

Bethany Mayer